EXHIBIT 11.  STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

City National Bancshares Corporation
Computation of Earnings Per Common Share on a
Primary & Fully Diluted Basis

In thousands, except per share data

                                                            Three Months Ended
                                                                 March 31,
                                                               1996       1995
                                                             --------   --------

Net income applicable to
  primary common shares ..................................   $    272   $    298

Interest expense on convertible
  subordinated debentures, net of
  income tax .............................................          3          3

Dividends on preferred stock ..............................         6        --
                                                             --------   --------

Net income applicable to fully
  diluted common shares .................................... $    263   $    295
                                                             ========   ========

Number of average shares
Primary ....................................................  111,141    111,141
                                                             --------   --------

Fully diluted:
  Average common shares outstanding ........................  111,141    111,141
  Average convertible subordinated
    debentures converted to common shares ..................   13,850     13,850
                                                             --------   --------

                                                              124,991    124,991
                                                             ========   ========

Net income per share

Primary .................................................... $   2.37   $   2.65
Fully diluted ..............................................     2.10       2.36